Exhibit 99.1

Everest Consolidator Acquisition Corporation

Receives NYSE Notice Regarding Delayed Form 10-Q Filing

November 28, 2023

NEWPORT BEACH, CA -- (BUSINESS WIRE) -- Everest Consolidator Acquisition Corporation (the “Company”) today announced that on November 21, 2023 it received a notice (the “Notice”) from the New York Stock Exchange (the "NYSE") indicating that the Company is not in compliance with Section 802.01E of the NYSE Listed Company Manual (the “Listing Rule”) as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 (the "Form 10-Q") with the Securities and Exchange Commission (the "SEC").

The Notice has no immediate effect on the listing of the Company’s securities on the NYSE. The NYSE informed the Company that, under the NYSE's rules, the Company has six months from the original due date of the Form 10-Q, or until May 20, 2024, to file the Form 10-Q and regain compliance with the Listing Rule. The NYSE further noted that, if the Company fails to file the Form 10-Q, and any subsequent filings, within the six-month period, the NYSE may grant, in its sole discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances. The NYSE Notice also noted that the NYSE may nevertheless commence delisting proceedings at any time if it deems that the circumstances warrant.

As previously reported by the Company in its Notification of Late Filing on Form 12b-25 filed with the SEC on November 15, 2023, the Company was unable to file the Form 10-Q within the prescribed period without unreasonable effort or expense because the Company required additional time to address the implications of its use of funds restricted for payment of the Company’s tax liabilities counter to the terms of the Trust Agreement as a result of internal resource constraints and to complete its procedures for finalizing the Form 10-Q.

The Company is continuing its efforts to complete the Form 10-Q. The Company intends to file the Form 10-Q as soon as practicable to regain compliance with the Listing Rule.

About Everest Consolidator Acquisition Corporation

The Company is a blank check company sponsored by an affiliate of Belay Associates, LLC and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements include statements regarding the anticipated timing of the filing of the Form 10-Q and Company's ability to regain compliance with the continued listing requirements of the NYSE. These statements are based on current expectations as of the date of this press release and are neither promises nor guarantees, but involve a number of risks and uncertainties that may cause actual results to differ significantly, including those factors set forth under the heading “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in the Company’s other filings with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts:

Katherine Paulson

kpaulson@belayinvest.com

949-610-0835

Chris Sullivan

chris@macmillancom.com

212-473-4442